EXHIBIT (h)(i)(B)


                      AMENDMENT TO ADMINISTRATIVE AGREEMENT

                  This Amendment to Administrative Agreement is made as of August 8, 2001 by and between The Henlopen Fund (the "Fund") and Fiduciary
Management, Inc. (the "Administrator").

     WHEREAS, the Fund and the Administrator entered into an Administrative Agreement dated October 29, 1992 (the "Agreement"); and

     WHEREAS, the Fund and the Administrator desire to amend Section 4 of the Agreement.

     NOW, THEREFORE, the parties mutually agree as follows:

     1. Compensation of the Administrator. Section 4 of the Agreement is hereby amended by adding the following paragraph:

         "In addition to the above fees, the Fund shall pay the Administrator annually a fee of $100 for each state in which shares of the Fund are qualified for sale, a fee of $80 for each state in which the Fund is registered as an issuer-dealer and a fee of $50 for each agent registration maintained on behalf of the Fund, none of which fees shall be reduced if registrations are maintained for less than an entire fiscal year."

     2. No other Changes. Except to the extent changed and modified herein, all of the terms and conditions of the Agreement shall remain unchanged, unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to Administrative Agreement to be executed as of the day first above written.

                                         FIDUCIARY MANAGEMENT, INC.



                                         By
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                                         THE HENLOPEN FUND



                                         By
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